Exhibit 99.1

NAVISTAR PROVIDES UPDATE ON SECOND QUARTER OPERATIONS

Restatement Process Remains On Target; Expansion Markets Continue To Show Sales Gains; Military Market Offers Solid Growth Opportunities

WARRENVILLE, Ill. - June 26, 2007 - Navistar International Corporation (Other OTC: NAVZ) today reaffirmed that it expects to file its fiscal 2005 Form 10-K, which will include restated financial statements for fiscal years 2003, 2004 and the first three quarters of 2005, by the end of September. Restated financial statements for Navistar Financial Corporation are expected to be filed at the same time.
The company said that once the 2005 filing is complete, it expects to complete and file Form 10-Ks for the fiscal years ending October 31, 2006 and 2007, by March 31, 2008.
Navistar officials will hold a conference call with analysts today beginning at 10:00 a.m. CDT to discuss business highlights for the second fiscal quarter ended April 30, 2007, and to provide a strategic initiatives update. A series of questions and answers dealing with company operations is attached to the end of this news release.
Daniel C. Ustian, Navistar chairman, president and chief executive officer, said, “The economic environment during the first half of our fiscal year was difficult due in part to the record pre-buy last year, but we expect an improved market toward the end of this year. Our entry into expansion markets that are new for the company continues to show gains.”
Worldwide shipments of school buses, Class 6-7 medium trucks and Class 8 heavy trucks and expansion market vehicles for the second fiscal quarter ended April 30, 2007, totaled 26,200 units, down 31 percent from 38,100 units shipped in the same period a year earlier.
Expansion market shipments in the second quarter totaled 9,500 units, which represented a gain of 33 percent over year earlier shipments of 7,100 units. Shipments of expansion vehicles include military vehicles, export sales, small bus, Class 4-5 vehicles and stripped chassis for the motor home and step-van markets. Navistar did not participate in these markets in the first half of 2005.

E-1

Ustian said the company has not changed its previously announced revised forecast of industry volume of 300,000 units for the United States and Canada for its fiscal year ending October 31, 2007. If the economy does not pick up, industry volume could go down a bit further. However, there are some positive signs such as a strengthening in monthly truck tonnage as reported by the American Trucking Associations.
While sales of Class 6-8 commercial trucks and school buses in the U.S. and Canadian markets will be down this year, Ustian said the company anticipates that its own sales of expansion market vehicles in fiscal 2007 will range from 35,000 units to 40,000 units, a gain of 15 percent to 31 percent over fiscal 2006 sales.
Ustian said Navistar continues to be focused on delivering on its commitments by aggressively implementing a plan based on three strategic initiatives: “great products, a competitive cost structure and profitable growth.”
“We made a commitment in 2004 that while we were going to grow our base businesses, we were also going to invest and grow in expansion markets,” Ustian said. “Since that time, we have delivered several new products that have helped us accomplish our growth goals. The Mine-Resistant Ambush Protected (MRAP) vehicle program is the latest example of our strategy to leverage our existing assets to achieve growth in markets outside of our traditional businesses.”
On May 31, Navistar’s military affiliate, International Military and Government, LLC, (IMG) was awarded a $623 million contract by the U.S. Marine Corps to provide 1,200 Category I MRAP vehicles to be delivered by the end of February 2008. The vehicle is called the International® MaxxPro™. On June 19, the company received its second MRAP contract - an $8.5 million contract to provide 16 Category II MRAP vehicles by the end of September 2007.
Commenting on 2007 operations, Ustian said that while the company cannot comment specifically on 2007 results until the restatement and reaudit processes are finished and the 2007 financial statements are completed, “even with the truck industry expected to be down significantly in 2007 and the anticipated continued extraordinary expense associated with the restatement and reaudit, we believe the growth in other areas and our focus on margin improvement will enable us to deliver a solid 2007.”

Concerning the on-going restatement/reaudit process, Bill Caton, Navistar executive vice president and chief financial officer, said in addition to the progress made with the restatement work and report preparation, the company has also made significant progress implementing its remediation plan.
“Our Corporate Controller and Corporate Audit departments have been restructured and our finance and accounting resources throughout the company have been realigned and we expect to have timely and accurate financial filings going forward,” Caton said.
Terry M. Endsley, senior vice president and treasurer, said the company has anticipated the volatility in the 2007 truck market and working capital and cash balances have been impacted as expected.
“With the recent completion of a new $200 million ABL debt facility, we have more than sufficient liquidity to fully participate in the 2008 and 2009 truck markets which we expect to ramp up to cyclical industry peaks,” Endsley said.
Navistar International Corporation is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, MaxxForce® mid-range diesel engines, IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts. A wholly owned subsidiary offers financing services. Additional information is available at: www.navistar.com.
Note concerning the June 26 conference call: The call can be accessed via the company’s Web site, www.navistar.com, and clicking on the link on the investor relations page. Investors are advised to log on to the Web site at least 15 minutes prior to the start of the Web cast to allow sufficient time for downloading any necessary software. The financial and statistical information provided as part of the call will be available to investors on the investor relations page of the company’s Web site prior to the start of the Web cast. The Web cast will be available for replay at the same Web address within 24 hours following its conclusion and will be available until midnight September 26, 2007.

Forward Looking Statements

Information provided and statements contained in this news release that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “goal,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions , including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 8-K filed on April 12, 2006. In addition, until the previously announced review by the company of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments or impacts resulting from such review.

Following is a series of questions and answers dealing with company operations:

Q1: When will you be able to quantify the impact of the restatement?
A: Since the company’s review process is not yet complete, any assessment of the nature or scope  is preliminary and subject to change. Navistar intends to disclose the financial impact of the restatement on prior years when the information is definitive and audited.

Q2: What accounting matters are among the items being reviewed in the restatement  process?
A: (a) whether certain leases should have been accounted for as capital leases; (b) whether certain affiliates should have been consolidated; (c) the adequacy of amounts recorded for asbestos liabilities; (d) the timing of revenue recognition; (e) the accounting for deferred income tax assets; (f) the accounting for customer and vendor settlements; (g) application of depreciation method; (h) intercompany accounts reconciliations; (i) inventory valuations; (j) accounts  payable at the company’s Canadian and Mexican subsidiaries; (k) the company’s  presentation of reportable business segments; (l) the accounting and reporting for derivatives;  m) restructuring related costs; (n) post retirement benefits; (o) the sale of receivables; (p) acquisitions; (q) income tax reserves; (r) foreign currency matters related to its affiliates that  operate outside of the United States (s) the accounting for product development programs (t) the accounting for supplier rebates and warranty recoveries; (u) the accounting for truck warranty work to be provided by the company outside of the terms of contractual arrangements; (v) shifting of expense amounts between periods of one of the company’s foundry operations

Q3: Can you give us any update on your 2007 EPS guidance?
A:  We will not give specific guidance for 2007 at this time.

Q4: What is in your Dealcor debt?
A: Dealcor debt is comprised of wholesale (floor plan) financing and also retail financing on lease and rental fleets.

Q5: How many Dealcor dealers did you have at April 30, 2007?
A: Of our 312 primary dealers, 23 were Dealcor dealers.

Q6: You have a goal to obtain a 10% segment margin by 2009. Can you update us on your  cost competitive actions?
A: Due to the restatement process, we cannot give progress to the specific goals, but based on our strategic initiatives in global sourcing, growing scale, strategic partnering with others, design changes, and a continued focus on manufacturing efficiencies, we believe we are on track, if not ahead, to meet these goals by 2009.

Q7:  What should we assume the company will spend on capital expenditures in 2007?
A: For 2007, we still expect our capital expenditures to be within the lower half of the $250  million to $350 million range. We continue to fund our strategic programs.

Q8:  What do you finance at Navistar Finance Corporation (NFC)?
A: NFC is a commercial financing organization that provides wholesale, retail, and lease  financing for sales of new and used trucks sold by the company. NFC also finances the  company’s wholesale accounts and selected retail accounts receivable. Sales of new truck  related equipment (including trailers) of other manufacturers are also financed.

Q9: Can you provide an update on the negotiations with the UAW?
A: Union members failed to ratify a tentative agreement reached by the company and union bargaining committee in May 2006. We continue to expect no impact to the business given  that current contract runs through September 30, 2007. As is typical, we will begin formal  discussions on a new UAW master contract soon.

Q10:  Have you seen any year-over-year steel, precious metals and resin cost increases in 2007?
A: Through April 30, our unaudited year-to-date costs reflect $25 million for steel and precious metals increases and $9 million for other cost increases associated with resins and petroleum products. Generally, we have been able to recover these increases in the marketplace via pricing performance.

Q11: What is the difference between MRAP Category I, II, and III?
A:  Category I vehicles support operations in an urban environment. Category I vehicles are the smallest of the three MRAPs and typically have more maneuverability which is necessary for  an urban setting. Navistar's category I vehicle is called the MAXXPRO.

Category II vehicles are configurable support vehicles which support multi-mission operations such as  convoy lead, troop transport, explosive ordnance disposal, and ambulance/casualty evacuation. These have a greater seating capacity. Navistar's category II vehicle is called the MAXXPRO XL.

Category III vehicles are currently single sourced from another company. These vehicles  support route clearance missions and explosive ordnance disposal operations. They also have  greater seating capacity.

Q12:	What is the status of the commercial vehicle part of your joint venture with Mahindra?
A:	Mahindra International Limited (MIL) is comprised of three divisions: Component Sourcing, Engineering Services, and Commercial Vehicles.

On the Commercial Vehicle side the joint venture is:
•	Currently selling commercial trucks and buses in India in the Class 3-4 range. These were Mahindra products and this portion of their business was transferred into the joint venture.
•
Launching upgraded bus products now, including one with a new common rail electronic engine (Mahindra’s new 2.7L engine). The joint venture plans call for the launch of additional upgrades every 3-6 months through calendar year 2009.

•	Currently developing a full line of new vehicles in the Class 4-8 range.
•	Planning to launch new heavy trucks beginning in December 2008 out of a Greenfield plant in Pune, India.
•	Estimating that at maturity in 2011, its target volume will be 60,000-65,000 units per year in a market of 400,000 units (Class 3-8).